EXHIBIT 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)(7)		Amount of Registration Fee(2)
Units(3)		$10,000,000		$1,102.00
Shares of Common Stock, par value $0.001 per share, included in the Units(4)	$
Warrants included in the Units(8)
Shares of Common Stock underlying the Warrants included in the Units(4)	$		$
Warrants to purchase common stock to be issued to the Underwriters(5)(6)	$		$
Common stock issuable upon exercise of warrants to purchase common stock to be issued to the Underwriters(5)	$		$
Total Offering Amount	$		$
Total Fees Previously Paid
Net Fees Due				$1,102.00

(1)

Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.
(3)	Each Unit consists of: (i) one share of Common Stock; and (ii) one Warrant exercisable for one share of common stock.
(4)	Includes up to an additional 15% of the number of shares of common stock that are part of the Units that the underwriters have the option to purchase to cover over-allotments, if any.
(5)

We have agreed to issue to the underwriters, upon closing of this offering, Warrants to purchase 5% of the number of shares of common stock sold in this offering. Resales of shares of common stock issuable upon exercise of the underwriters’ warrants are being similarly registered on a delayed or continuous basis. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriters’ warrants by assuming that such warrants are exercisable at a price per share equal to 120% of the price per share sold in this offering.

(6)	No fee required pursuant to Rule 457(g).
(7)

Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

(8)	Warrants are exercisable at a price per common share of $____.